Exhibit 21

IDEXX LABORATORIES, INC.

SUBSIDIARIES OF THE COMPANY

NAME	JURISDICTION OF INCORPORATION

Cardiopet Incorporated	Delaware
Genera Technologies Limited	England and Wales
IDEXX Distribution, Inc.	Massachusetts
IDEXX Europe B.V.	The Netherlands
IDEXX GmbH	Germany
IDEXX Laboratories B.V.	The Netherlands
IDEXX Laboratories Canada Corporation	Canada
IDEXX Laboratories Foreign Sales Corporation	U.S. Virgin Islands
IDEXX Laboratories Italia S.r.l.	Italy
IDEXX Laboratories, KK	Japan
IDEXX Laboratories Limited	England and Wales
IDEXX Laboratories (NZ) Limited	New Zealand
IDEXX Laboratories Pty. Limited	Australia
IDEXX Laboratories, S. de R.L. de C.V.	Mexico
IDEXX Laboratories, S.L.	Spain
IDEXX Laboratories (Taiwan) Inc.	Taiwan R.O.C.
IDEXX Operations, Inc.	Delaware
IDEXX Pharmaceuticals, Inc.	Delaware
IDEXX S.A.R.L.	France
IDEXX Scandinavia AB	Sweden
IDEXX UK Acquisition Limited	England and Wales
IDEXX Veterinary Services, Inc.	Delaware
VetConnect Systems, Inc.	Delaware
Veterinary Pathology Services Pty. Limited	Australia

All of the Company’s subsidiaries are wholly owned.